THE ALKALINE WATER COMPANY INC.
(the "Company")

2020 EQUITY INCENTIVE PLAN

1. Purpose

1.1 Purpose. The purpose of this 2020 Equity Incentive Plan (this "Plan") is to: (a) enable the Company and any Affiliate to attract and retain the types of Employees, Consultants, Directors and such other Persons as the Committee may select who will contribute to the Company's long range success; (b) provide incentives that align the interests of Employees, Consultants, Directors and such other Persons as the Committee may select with those of the Shareholders; and (c) promote the success of the Company's business.

2. Eligibility

2.1 Eligible Award Recipients. The Persons eligible to receive Awards are, subject to any Applicable Laws, (a) the Employees, Consultants and Directors of the Company and its Affiliates, (b) such other individuals designated by the Committee who are reasonably expected to become Employees, Consultants and Directors after the receipt of Awards and (c) such other Persons as the Committee may select.

2.2 While the Common Stock is listed on the TSXV, a Participant must be a Director, Employee or Consultant (as defined by the policies of the TSXV) of the Company or a subsidiary of the Company at the time of grant of the Awards, except as otherwise provided by the policies of the TSXV and, for Awards granted to Employees, Consultants or Management Company Employees (as defined by the policies of the TSXV), the Company will ensure that the Participant is a bona fide Employee, Consultant or Management Company Employee, as the case may be.

2.3 While the Common Stock is listed on the TSXV, except in relation to Consultant Companies (as defined by the policies of the TSXV), the Awards may be granted only to an individual or to a company that is wholly owned by individual eligible for a grant of an Award.

3. Definitions

3.1 For the purposes of this Plan, the following terms shall have the following meanings, unless the context indicates otherwise:

"Affiliate" means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

"Applicable Laws" means the requirements related to, or implicated by, the administration of this Plan under applicable state corporate laws, United States federal and state securities laws, the Code, the rules or policies of any stock exchange or quotation system on which the Common Stock is then listed or quoted, and the applicable laws of any foreign country or jurisdiction where Awards are granted.

"Award" means any right granted to a Participant under this Plan, which may include the grant of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Awards, Performance Compensation Awards or Other Equity-Based Awards.

"Award Agreement" means a written agreement, contract, certificate or other document evidencing the terms and conditions of an individual Award granted under this Plan, which may, in the discretion of the Company, be transmitted electronically to any Participant. Each Award Agreement shall be subject to the terms and conditions of this Plan.

"Beneficial Owner" has the meaning ascribed thereto in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that, in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.

"Board" means the board of directors of the Company, as constituted at an applicable time.

"Cause" means:

(a) with respect to any Employee or Consultant:

(i) if the Employee or Consultant is a party to an employment or service agreement with the Company or any Affiliate and such agreement provides for a definition of "cause" or other similar term, the definition contained therein, or

(ii) if no such agreement exists, or if such agreement does not define "cause" or other similar term: (A) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate, (B) conduct that results in, or is reasonably likely to result in, harm to the reputation or business of the Company or any Affiliate, (C) gross negligence or willful misconduct with respect to the Company or an Affiliate, or (D) material violation of any applicable securities laws;

(b) with respect to any Director, a determination by a majority of the disinterested Board members that the Director has engaged in any of the following:

(i) malfeasance in office with respect to the Company or an Affiliate,

(ii) gross misconduct or neglect with respect to the Company or an Affiliate,

(iii) any false or fraudulent misrepresentation that has induced the Company or any Shareholder to elect or appoint the Director,

(iv) wilful conversion of funds of the Company or an Affiliate, or

(v) repeated failure to participate in Board meetings on a regular basis, despite having received proper notice of the meetings in advance.

The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

"Change in Control" means:

(a) the direct or indirect sale, transfer, conveyance or other disposition (other than in a transaction contemplated by subsection (e)), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries, taken as a whole, to any Person that is not an Affiliate;

(b) the Incumbent Directors ceasing for any reason to constitute at least a majority of the Board;

(c) the date which is 10 business days prior to the consummation of a complete liquidation or dissolution of the Company;

(d) the acquisition by any Person of Beneficial Ownership of 50% or more (on a fully diluted basis) of either (i) the then outstanding shares of Common Stock, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock (the "Outstanding Common Stock"); or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); provided, however, that for purposes of this Plan, the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company or any Affiliate, (B) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate, (C) any acquisition which complies with clauses (i), (ii) and (iii) of subsection (e) of this definition, or (D) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of Persons including the Participant (or any entity controlled by the Participant or any group of persons including the Participant); or

(e) the consummation of a reorganization, merger, consolidation, statutory share exchange, business combination or similar form of corporate transaction involving the Company that requires the approval of the Shareholders, whether for such transaction or the issuance of securities in connection with such transaction (in any case, a "Business Combination"), unless immediately following such Business Combination: (i) more than 50% of the total voting power of (A) the entity resulting from such Business Combination (the "Surviving Company"), or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the members of the board of directors (or the analogous governing body) of the Surviving Company (the "Parent Company"), is represented by the Outstanding Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Voting Securities among the holders thereof immediately prior to the Business Combination; (ii) no Person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company) is or becomes the Beneficial Owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors of the Parent Company (or the analogous governing body) (or, if there is no Parent Company, the Surviving Company); and (iii) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination were Board members at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination.

"Code" means the Internal Revenue Code, as it may be amended from time to time, and any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

"Committee" means the Board or a committee of the Board appointed by the Board to administer this Plan in accordance with Section 4.3 and Section 4.4.

"Common Stock" means the common stock, $0.001 par value per share, of the Company or such other securities of the Company as may be designated by the Committee from time to time in substitution thereof.

"Company" means The Alkaline Water Company Inc., a Nevada corporation, and any successor thereto.

"Consultant" means any individual who performs bona fide services to the Company or an Affiliate, other than as an Employee or Director.

"Continuous Service" means that a Participant's service with the Company or an Affiliate, whether as an Employee, Consultant or Director, is not interrupted or terminated. A Participant's Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which such Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director, or a change in the entity for which such Participant renders such service, provided that there is no interruption or termination of such Participant's Continuous Service; and provided further that if any Award is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code. For example, a change in status from an Employee of the Company to a Director of an Affiliate will not constitute an interruption of Continuous Service. The Committee, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence.

"Covered Employee" has the same meaning as set forth in Section 162(m)(3) of the Code, as interpreted by the Internal Revenue Service.

"Deferred Stock Units (DSUs) "  has the meaning set forth in Section 8.2(b)(ii).

"Director" means a member of the Board or of the board of directors of any Affiliate.

"Disability" means, unless the applicable Award Agreement says otherwise, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment; provided, however, that for the purposes of determining the term of an Incentive Stock Option pursuant to Section 7.1(i), "Disability" shall have the meaning ascribed to it under Section 22(e)(3) of the Code. The determination of whether a Participant has a Disability shall be determined under procedures established by the Committee. Except in situations where the Committee is determining whether a Participant has a Disability for purposes of the term of an Incentive Stock Option pursuant to Section 7.1(i) hereof within the meaning of Section 22(e)(3) of the Code, the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates.

"Disqualifying Disposition" has the meaning set forth in Section 15.11.

"Effective Date" shall mean the date as of which this Plan is adopted by the Board.

"Employee" means any individual, including any Officer or Director, employed by the Company or an Affiliate; provided, that, for the purposes of determining eligibility to receive Incentive Stock Options, "Employee" shall mean an employee of the Company or an Affiliate within the meaning of Section 424 of the Code. Mere service as a Director or payment of a director's fee to a Participant by the Company or an Affiliate shall not be sufficient to constitute "employment" by the Company or such Affiliate.

"Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

"Fair Market Value" means, as of any date: (a) if the Shares are listed or quoted on any established stock exchange or public market, including the New York Stock Exchange, the Nasdaq Stock Market, the OTCQB, the OTCQX, the TSX Venture Exchange or the Canadian Securities Exchange, the closing price per Share (or if no sales were reported the closing price on the date immediately preceding such date) as quoted on such exchange or public market on the day of determination, as reported in such source as the Committee deems reliable, multiplied by the number of Shares underlying the applicable Award; or (b) if the Shares are not listed or quoted on any established stock exchange or public market, such value as is determined in good faith by the Committee in its sole discretion, which determination shall be conclusive and binding on all Persons.

"Free Standing Rights" has the meaning set forth in Section 8.1(a).

"Good Reason" means, unless the applicable Award Agreement states otherwise:

(a) if an Employee or Consultant is a party to an employment or service agreement with the Company or an Affiliate and such agreement provides for a definition of "good reason" or other similar term, the definition contained therein; or

(b) if no such agreement exists or if such agreement does not define "good reason", the occurrence of one or more of the following without the Participant's express written consent, if such circumstances are not remedied by the Company within 30 days of its receipt of a written notice from the Participant describing the applicable circumstances (which notice must be provided by the Participant within 90 days of the Participant's knowledge of the applicable circumstances): (i) any material, adverse change in the Participant's duties, responsibilities, authority, title, status or reporting structure, (ii) a material reduction in the Participant's base salary or bonus opportunity, or (iii) a geographical relocation of the Participant's principal office location by more than 50 miles.

"Grant Date" means the date on which the Committee adopts a resolution, or takes other appropriate action, expressly granting an Award that specifies the key terms and conditions of the Award or, if a later date of grant for the Award is set forth in such resolution, then such date as is set forth in such resolution.

"Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

"Incumbent Directors" means individuals who, on the Effective Date, constitute the Board, provided that any individual becoming a Director subsequent to the Effective Date whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for Director without objection to such nomination) shall be deemed to be an Incumbent Director. No individual initially elected or nominated as a Director as a result of an actual or threatened election contest with respect to the Incumbent Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any Person other than the Incumbent Directors shall be an Incumbent Director.

"Negative Discretion" means the discretion authorized by this Plan to be applied by the Committee to eliminate or reduce the size of a Performance Compensation Award in accordance with Section 8.3(d)(iv); provided that the exercise of such discretion would not cause such Performance Compensation Award to fail to qualify as "performance-based compensation" under Section 162(m) of the Code.

"Non-Employee Director" means a Director who is a "non-employee director" within the meaning of Rule 16b-3.

"Non-Option Award" means any Award other than an Option.

"Non-Qualified Stock Option" means an Option that by its terms does not qualify as, or is not intended to qualify as, an Incentive Stock Option.

"Officer" means a Person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

"Option" means an Incentive Stock Option or a Non-Qualified Stock Option granted pursuant to this Plan.

"Option Exercise Price" means the price at which a Share may be purchased upon the exercise of an Option.

"Optionholder" means a Person to whom an Option is granted pursuant to this Plan or, if applicable, such other Person who holds an outstanding Option.

"Other Equity-Based Award" means an Award that is not an Option, Stock Appreciation Right, Restricted Award or Performance Compensation Award that is granted under Section 8.4 and is payable by delivery of Common Stock and/or which is measured by reference to the value of Common Stock.

"Outside Director" means a Director who is an "outside director" within the meaning of Section 162(m) of the Code and Treasury Regulations Section 1.162-27(e)(3) or any successor to such statute and regulation.

"Participant" means an eligible Person to whom an Award is granted pursuant to this Plan or, if applicable, such other Person who holds an outstanding Award.

"Performance Compensation Award" means any Award designated by the Committee as a Performance Compensation Award pursuant to Section 8.3.

"Performance Criteria" means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award. The Performance Criteria that will be used to establish the Performance Goal(s) shall be based on the attainment of specific levels of performance of the Company (or an Affiliate, division, business unit or operational unit thereof), and shall be limited to:

(a) net earnings or net income (before or after taxes);

(b) basic or diluted earnings per Share (before or after taxes);

(c) net revenue or net revenue growth;

(d) gross revenue;

(e) gross profit or gross profit growth;

(f) net operating profit (before or after taxes);

(g) return on assets, capital, invested capital, equity, or sales;

(h) cash flow (including operating cash flow, free cash flow and cash flow return on capital);

(i) earnings before or after taxes, interest, depreciation and/or amortization;

(j) gross or operating margins;

(k) improvements in capital structure;

(l) budget and expense management;

(m) productivity ratios;

(n) economic value added or other value added measurements;

(o) Share price (including growth measures and total Shareholder return);

(p) expense targets;

(q) margins;

(r) operating efficiency;

(s) working capital targets;

(t) enterprise value;

(u) safety record; and

(v) completion of acquisitions or business expansion.

Any one or more of the Performance Criteria may be used on an absolute or relative basis to measure the performance of the Company and/or an Affiliate as a whole, or any division, business unit or operational unit of the Company and/or an Affiliate, or any combination thereof, as the Committee may deem appropriate. The Committee may make comparisons to the performance of a group of comparable companies, or data set out in a published or special index that the Committee, in its sole discretion, deems appropriate, or the Committee may make comparisons of matters related to Share price as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria. To the extent required under Section 162 (m) of the Code, the Committee shall, within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period. In the event that applicable tax and/or securities laws change to permit the Committee discretion to alter the governing Performance Criteria without obtaining Shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining Shareholder approval.

"Performance Formula" means, for a Performance Period, the one or more objective formulas applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.

"Performance Goals" means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. The Committee is authorized at any time during the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), or at any time thereafter (but only to the extent the exercise of such authority after such period would not cause the Performance Compensation Awards granted to any Participant for the Performance Period to fail to qualify as "performance-based compensation" under Section 162(m) of the Code), in its sole and absolute discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period to the extent permitted under Section 162(m) of the Code in order to prevent the dilution or enlargement of the rights of a Participant in connection with any of the following:

(a) asset write-downs;

(b) litigation or claim judgments or settlements;

(c) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results;

(d) any reorganization and restructuring programs;

(e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor or pronouncement thereto) and/or in management's discussion and analysis of financial condition and results of operations as filed with applicable securities regulators;

(f) acquisitions or divestitures;

(g) any other specific unusual or nonrecurring events, or objectively determinable category thereof;

(h) foreign exchange gains and losses; or

(i) a change in the Company's fiscal year.

"Performance Period" means such one or more periods of time (in any case being not less than one fiscal quarter in duration) as the Committee may determine, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant's right to, and the payment of, a Performance Compensation Award.

"Permitted Transferee" means:

(a) a member of an Optionholder's immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships), any Person sharing the Optionholder's household (other than a tenant or employee), a trust in which any of the foregoing Persons have more than 50% of the beneficial interest, a foundation in which any of the foregoing Persons (or the Optionholder) control the management of assets, or any other entity in which any of the foregoing Persons (or the Optionholder) own more than 50% of the voting interests;

(b) any Person designated by the Committee in connection with a program established and approved by the Committee pursuant to which Participants may receive a cash payment or other consideration in consideration for the transfer of a Non-Qualified Stock Option; and

(c) such other transferees as may be permitted by the Committee in its sole discretion.

"Person" is to be construed broadly and includes an individual, corporation, trust, partnership, governmental authority, or any administrator or executor of any of the foregoing.

"Plan" means this 2020 Equity Incentive Plan, as amended and/or amended and restated from time to time.

"Related Rights" has the meaning set forth in Section 8.1(a).

"Restricted Award" means any Award granted pursuant to Section 8.2(a).

"Restricted Period" has the meaning set forth in Section 8.2(a).

"Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

"Securities Act" means the United States Securities Act of 1933, as amended.

"Share" means a share of Common Stock.

"Shareholder" means a holder of Shares.

"Stock Appreciation Right" means the right, pursuant to an Award granted under Section 8.1, to receive, upon exercise, an amount payable in cash or Shares equal to the number of Shares subject to the Stock Appreciation Right that is being exercised multiplied by the excess of: (a) the Fair Market Value of one Share on the date the Award is exercised, over (b) the exercise price specified in the Stock Appreciation Right Award Agreement.

"Stock for Stock Exchange" has the meaning set forth in Section 7.1(c).

"Ten Percent Shareholder" means a Person who owns (or is deemed to own pursuant to Section 424(d) of the Code) shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

"TSXV" means the TSX Venture Exchange.

4. Administration

4.1 Authority of Committee. This Plan shall be administered initially by the Committee. Subject to the terms of this Plan, the Committee's charter and Applicable Laws, and in addition to other express powers and authorization conferred by this Plan, the Committee shall have the authority:

(a) to construe and interpret this Plan and apply its provisions;

(b) to promulgate, amend, and rescind rules and regulations relating to the administration of this Plan;

(c) to authorize any Person to execute, on behalf of the Company, any instrument required to carry out the purposes of this Plan;

(d) to delegate its authority to one or more Officers with respect to Awards that do not involve Covered Employees or "insiders" within the meaning of Section 16 of the Exchange Act;

(e) to determine when Awards are to be granted and the applicable Grant Date;

(f) from time to time to select, subject to the limitations set forth in this Plan, those Participants to whom Awards shall be granted;

(g) to determine the number of Shares to be made subject to each Award;

(h) to determine whether each Option is to be an Incentive Stock Option or a Non-qualified Stock Option;

(i) to prescribe the terms and conditions of each Award, including the exercise price, medium of payment and vesting provisions, and to specify the provisions of the Award Agreement with respect thereto;

(j) to designate an Award (including a cash bonus) as a Performance Compensation Award and to select the Performance Criteria that will be used to establish the Performance Goals;

(k) to amend the terms of any outstanding Awards, including for the purpose of modifying the time or manner of vesting, or the term of any outstanding Award; provided, however, that if any such amendment impairs a Participant's rights or increases a Participant's obligations under an Award, or creates or increases a Participant's federal income tax liability with respect to an Award, such amendment shall also be subject to the Participant's consent;

(l) to determine the duration and purpose of leaves of absences which may be granted to a Participant without constituting termination of their employment for purposes of this Plan, which periods shall be no shorter than the periods generally applicable to Employees under the Company's employment policies;

(m) to make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments;

(n) to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in this Plan and any instrument or agreement relating to, or Award granted under, this Plan; and

(o) to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of this Plan.

The Committee also may modify the purchase price or the exercise price of any outstanding Award, provided that Shareholder approval shall be required before the repricing is effective if such Shareholder approval is necessary to satisfy any Applicable Laws.

4.2 Committee Decisions Final. All decisions made by the Committee pursuant to the provisions of this Plan shall be final and binding on the Company and the Participants, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.

4.3 Delegation. The Committee may delegate administration of the Plan to a committee or committees of one or more Directors, and the term "Committee" shall apply to any Person(s) to whom such authority has been delegated. The Board shall have the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Committee shall thereafter be to the committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. The members of the Committee shall be appointed by and serve at the pleasure of the Board. From time to time, the Board may increase or decrease the size of the Committee, add additional members to, remove members (with or without cause) from, appoint new members, and fill vacancies, however caused, in the Committee. The Committee shall act pursuant to a vote of the majority of its members or, in the case of a Committee comprised of only two members, the unanimous consent of its members, whether present or not, or by the written consent of the majority of its members, and minutes shall be kept of all of its meetings and copies thereof shall be provided to the Board. Subject to the limitations prescribed by this Plan and the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable.

4.4 Committee Composition. If the Board establishes a committee to administer the Plan, except as otherwise determined by the Board, the Committee shall consist solely of two or more Non-Employee Directors who are also Outside Directors. The Board shall have discretion to determine whether or not it intends to comply with the exemption requirements of Rule 16b-3 and/or Section 162(m) of the Code. However, if the Board intends to satisfy such exemption requirements, with respect to Awards to any Covered Employee and with respect to any insider subject to Section 16 of the Exchange Act, the Committee shall be a compensation committee of the Board that at all times consists solely of two or more Non-Employee Directors who are also Outside Directors. Within the scope of such authority, the Board or the Committee may: (a) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Awards to eligible Persons who are either: (i) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Award, or (ii) not Persons with respect to whom the Company wishes to comply with Section 162(m) of the Code; or (b) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Awards to eligible Persons who are not then subject to Section 16 of the Exchange Act. Nothing herein shall create an inference that an Award is not validly granted under the Plan in the event Awards are granted under the Plan by a compensation committee of the Board that does not at all times consist solely of two or more Non-Employee Directors who are also Outside Directors.

4.5 Indemnification. In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by Applicable Laws, the Committee shall be indemnified by the Company against the reasonable expenses, including attorney's fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Committee may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Committee in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Committee in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that the Committee did not act in good faith and in a manner which such Person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within 60 days after institution of any such action, suit or proceeding, the Committee shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.

5. Shares Subject to this Plan

5.1 Number of Shares Authorized. Subject to adjustment in accordance with Section 12, a total of 9,000,000 Shares shall be available for the grant of Options and 4,650,000 Shares shall be available for the grant of Non-Option Awards. For so long as any Awards are outstanding, the Company shall keep available at all times such number of Shares as would be issuable on the due exercise of all of such Awards.

5.2 Limitations on Shares Available for Issuance. While the Common Stock is listed on the TSXV:

(a) the aggregate number of Shares subject to Options granted, within a 12 month period, to a Participant who is a Consultant (as defined by the policies of the TSXV) is limited to an amount equal to 2% of the issued and outstanding Shares (on a non-diluted basis), calculated on the date an Option is granted to the Participant; and

(b) the aggregate number of Shares subject to Options granted, within a 12 month period, to all Participants (as a group) who are employed to perform Investor Relations Activities (as defined by the policies of the TSXV) is limited to an amount equal to 2% of the issued and outstanding Shares (on a non-diluted basis), calculated on the date an Option is granted to any Participant, provided that such Options must vest in stages over a 12 month period with no more than 1/4 of the Options vesting in any 3 month period.

5.3 Nature of Shares. Shares available for distribution under this Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares reacquired by the Company in any manner.

5.4 Effect of Cancellation or Forfeiture of Award. Any Shares underlying an Award that is canceled, forfeited or expires prior to exercise or realization, either in full or in part, shall become available for issuance under this Plan.

6. Option Eligibility

6.1 Eligibility for Incentive Stock Options. Incentive Stock Options may be granted only to Employees.

6.2 Ten Percent Shareholders. A Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the Option Exercise Price is at least 110% of the Fair Market Value at the Grant Date and the Incentive Stock Option is not exercisable after the expiration of five years from the Grant Date.

7. Option Provisions

7.1 Each Option shall be evidenced by an Award Agreement, and shall be subject to the conditions set forth in this Section 7 and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options shall be separately designated Incentive Stock Options or Non-Qualified Stock Options at the time of grant, and, if certificates are issued, separate certificates will be issued for Shares purchased on exercise of each type of Option. Notwithstanding the foregoing, the Company shall have no liability to any Participant or any other Person if an Option designated as an Incentive Stock Option fails to qualify as such at any time, or if an Option is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Code and the terms of such Option do not satisfy the requirements of Section 409A of the Code. The terms of separate Options need not be identical, but each Award Agreement shall include (through incorporation by reference of provisions of this Plan in the Award Agreement or otherwise) the substance of each of the following provisions:

(a) Term. Subject to the provisions of Section 6.2 regarding Ten Percent Shareholders: (i) no Option shall be exercisable after the expiration of 10 years from the Grant Date, and (ii) the term of an Option shall be determined by the Committee at the time of grant.

(b) Exercise Price of an Option. Subject to the provisions of Section 6.2 regarding Ten Percent Shareholders, the Option Exercise Price of each Incentive Stock Option shall be not less than 100% of the greater of (i) the Fair Market Value of the Shares underlying the Option on the Grant Date and (ii) the Fair Market Value of the Shares underlying the Option on the trading date immediately preceding the Grant Date. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Incentive Stock Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code. While the Common Stock is listed on the TSXV, the Option Exercise Price shall be determined by the Committee and the Option Exercise Price shall not be less than the price permitted by the TSXV or other regulatory body having jurisdiction and a minimum Option Exercise Price shall not be established unless the Options are allocated to particular persons and the Company shall not grant Options unless and until the Options have been allocated to a particular person or persons.

(c) Consideration. The Option Exercise Price shall be paid, to the extent permitted by applicable statutes and regulations, either: (a) in cash, certified check or by wire transfer at the time the Option is exercised; or (b) in the discretion of the Committee, upon such terms as the Committee shall approve: (i) by delivery to the Company of a certificate representing Shares, duly endorsed for transfer to the Company, having a Fair Market Value on the date of delivery equal to the Option Exercise Price (or portion thereof) due for the number of Shares being acquired, or by means of attestation whereby the Participant identifies for delivery specific Shares that have an aggregate Fair Market Value on the date of attestation equal to the Option Exercise Price (or portion thereof) and receives a number of Shares equal to the difference between the number of Shares thereby purchased and the number of identified attestation Shares (a "Stock for Stock Exchange"), (ii) pursuant to a "cashless" exercise program established with a broker, (iii) by reduction in the number of Shares otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate Option Exercise Price at the time of exercise, (iv) by any combination of the foregoing methods, or (v) in any other form of legal consideration that may be acceptable to the Committee. Unless otherwise specifically provided in the Award Agreement, the exercise price of Shares acquired on exercise of an Option that is paid by delivery (or attestation) to the Company of other Shares acquired, directly or indirectly from the Company, shall be paid only by Shares that have been held for more than six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). Notwithstanding the foregoing, during any period during which the Shares are publicly traded, an exercise by a Director or Officer that involves, or may involve, a direct or indirect extension of credit, or arrangement of an extension of credit, by the Company, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act of 2002, shall be prohibited with respect to any Award. While the Common Stock is listed on the TSXV, the Option Exercise Price must be paid in cash.

(d) Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of an Optionholder only by such Optionholder. Notwithstanding the foregoing, an Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate another Person who, in the event of the death of such Optionholder, shall thereafter be entitled to exercise such Optionholder's Incentive Stock Option.

(e) Transferability of a Non-Qualified Stock Option. A Non-Qualified Stock Option may, in the sole discretion of the Committee, be transferable to a Permitted Transferee, upon written approval by the Committee to the extent provided in the Award Agreement. While the Common Stock is listed on the TSXV or if a Non-Qualified Stock Option does not provide for transferability, then such Non-Qualified Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of an Optionholder only by such Optionholder. Notwithstanding the foregoing, an Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate another Person who, in the event of the death of such Optionholder, shall thereafter be entitled to exercise such Optionholder's Non-Qualified Stock Option.

(f) Vesting of Options. Each Option may, but need not, vest and become exercisable in periodic installments that may, but need not, be equal, and may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Committee may deem appropriate. The vesting provisions of individual Options may vary. No Option may be exercised for a fraction of a Share. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Award Agreement upon the occurrence of a specified event.

(g) Termination of Continuous Service. Unless otherwise provided in an Award Agreement, or in an employment agreement the terms of which have been approved by the Board, in the event an Optionholder's Continuous Service terminates (other than upon the Optionholder's death or Disability), such Optionholder may exercise its Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of: (a) the date that is three months following the termination of such Optionholder's Continuous Service; or (b) the expiration of the term of the Option as set forth in the Award Agreement; provided that, if the termination of the Optionholder's Continuous Service is by the Company for Cause, all outstanding Options (whether or not vested) held by such Optionholder shall immediately terminate and cease to be exercisable. If, after termination, an Optionholder does not exercise its Option within the time specified in the Award Agreement, such Optionholder's Option shall terminate. While the Common Stock is listed on the TSXV, Options granted to Participants engaged in Investor Relations Activities (as defined by the policies of the TSXV) on behalf of the Company expire 30 days after such Participants cease to perform such Investor Relations Activities for the Company. While the Common Stock is listed on the TSXV, any Option granted to any Optionholder who is a Director, Employee, Consultant or Management Company Employee must expire within 12 months following the date of the termination of such Optionholder's Continuous Service.

(h) Extension of Termination Date. An Award Agreement may provide that if the exercise of an Option following the termination of an Optionholder's Continuous Service for any reason would be prohibited at any time because the issuance of Shares in connection therewith would violate the registration requirements under the Securities Act or any other state or federal securities laws, or the rules of any securities exchange or interdealer quotation system, then such Option shall terminate on the earlier of: (a) the expiration of the term of the Option in accordance with Section 7.1(a); or (b) the expiration of a period after termination of the Optionholder's Continuous Service that is three months after the end of the period during which the exercise of such Optionholder's Option would be in violation of such registration or other securities law requirements.

(i) Disability of Optionholder. Unless otherwise provided in an Award Agreement, in the event that an Optionholder's Continuous Service terminates as a result of such Optionholder's Disability, such Optionholder may exercise its Option (to the extent that such Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of: (a) the date 12 months following such termination; or (b) the expiration of the term of the Option as set forth in the Award Agreement. If, after termination, an Optionholder does not exercise its Option within the time specified herein or in the Award Agreement, such Optionholder's Option shall terminate.

(j) Death of Optionholder. Unless otherwise provided in an Award Agreement, in the event that an Optionholder's Continuous Service terminates as a result of such Optionholder's death, then such Optionholder's Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder's estate, by a Person who acquired the right to exercise the Option by bequest or inheritance or by a Person designated to exercise the Option upon the Optionholder's death, but only within the period ending on the earlier of: (a) the date that is 12 months following the date of death; or (b) the expiration of the term of such Option as set forth in the Award Agreement. If, after an Optionholder's death, such Optionholder's Option is not exercised within the time specified herein or in the Award Agreement, such Option shall terminate.

(k) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Shares underlying any Incentive Stock Options that are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall not be void but rather be treated as Non-Qualified Stock Options.

8. Provisions of Non-Option Awards

8.1 Stock Appreciation Rights.

(a) General.  Each Stock Appreciation Right shall be evidenced by an Award Agreement, and shall be subject to the conditions set forth in this Section 8.1 and to such other conditions not inconsistent with this Plan as may be determined by the Committee in its sole discretion and reflected in the applicable Award Agreement. A Stock Appreciation Right may be granted alone (a "Free Standing Right") or in tandem with an Option (a "Related Right").

(b) Grant Requirements.  Any Related Right that relates to a Non-Qualified Stock Option may be granted at the same time such Non-Qualified Stock Option is granted or at any time thereafter, but before the exercise or expiration of the Non-Qualified Stock Option. Any Related Right that relates to an Incentive Stock Option must be granted at the same time the Incentive Stock Option is granted.

(c) Term of Stock Appreciation Rights.  The term of a Stock Appreciation Right shall be determined by the Committee and set out in the Award Agreement; provided, however, that no Stock Appreciation Right shall be exercisable later than the tenth anniversary of the Grant Date.

(d) Vesting of Stock Appreciation Rights.  Each Stock Appreciation Right may, but need not, vest and become exercisable in periodic installments that may, but need not, be equal, and may be subject to such other terms and conditions on the time or times when it may be exercised as the Committee may deem appropriate. The vesting provisions of individual Stock Appreciation Rights may vary. No Stock Appreciation Right may be exercised for a fraction of a Share. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability of a Stock Appreciation Right in the terms of an applicable Award Agreement upon the occurrence of a specified event.

(e) Exercise and Payment.  Upon exercise of a Stock Appreciation Right, the holder shall be entitled to receive from the Company an amount equal to: (i) the number of Shares subject to the Stock Appreciation Right that is being exercised multiplied by (ii) the excess of (A) the Fair Market Value of a Share on the date such Stock Appreciation Right is exercised, over (B) the exercise price specified in the Stock Appreciation Right. Payment with respect to the exercise of a Stock Appreciation Right shall be made on the date of exercise. Payment shall be made in the form of Shares (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Committee in its sole discretion), cash or a combination thereof, as determined by the Committee.

(f) Exercise Price.  The exercise price of a Free Standing Right shall be determined by the Committee, but shall be not less than 100% of the greater of (i) the Fair Market Value of the Shares underlying the Free Standing Right on the Grant Date and (ii) the Fair Market Value of the Shares underlying the Free Standing Right on the trading date immediately preceding the Grant Date. A Related Right granted simultaneously with, or subsequent to, the grant of an Option and in conjunction therewith or in the alternative thereto, shall have the same exercise price as the related Option, shall be transferable only upon the same terms and conditions as the related Option, and shall be exercisable only to the same extent as the related Option; provided, however, that a Stock Appreciation Right, by its terms, shall be exercisable only when the Fair Market Value per Share subject to the Stock Appreciation Right and related Option exceeds the exercise price per Share thereof and no Stock Appreciation Rights may be granted in tandem with an Option unless the Committee determines that the requirements of Section 8.1(b) are satisfied.

(g) Reduction in Underlying Option Shares.  Upon any exercise of a Related Right, the number of Shares for which any related Option shall be exercisable shall be reduced by the number of Shares for which the Stock Appreciation Right has been exercised. The number of Shares for which a Related Right shall be exercisable shall be reduced upon any exercise of any related Option by the number of Shares for which such Option has been exercised.

8.2 Restricted Awards.

(a) General.  A Restricted Award is an Award of actual Shares ("Restricted Stock") or hypothetical Share units ("Restricted Stock Units") having a value equal to the Fair Market Value of an identical number of Shares, which may, but need not, provide that such Restricted Award may not be sold, assigned, transferred or otherwise disposed of, pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose for such period (the "Restricted Period") as the Committee shall determine. Each Restricted Award granted under this Plan shall be evidenced by an Award Agreement, and shall be subject to the conditions set forth in this Section 8.2 and to such other conditions not inconsistent with the Plan as may be determined by the Committee in its sole discretion and reflected in the applicable Award Agreement.

(b) Restricted Stock and Restricted Stock Units.

(i) Each Participant granted Restricted Stock shall execute and deliver to the Company an Award Agreement with respect to the Restricted Stock setting forth the restrictions and other terms and conditions applicable to such Restricted Stock. If the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company: (A) an escrow agreement satisfactory to the Committee, if applicable; and (B) the appropriate blank stock power with respect to the Restricted Stock covered by such agreement. If a Participant fails to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and stock power, the Award shall be null and void. Subject to the restrictions set forth in the Award, the Participant generally shall have the rights and privileges of a Shareholder as to such Restricted Stock, including the right to vote such Restricted Stock and the right to receive dividends; provided that, any cash dividends and stock dividends with respect to the Restricted Stock shall be withheld by the Company for the Participant's account, and interest may be credited on the amount of the cash dividends withheld at a rate and subject to such terms as determined by the Committee. The cash dividends or stock dividends so withheld by the Committee and attributable to any particular share of Restricted Stock (and earnings thereon, if applicable) shall be distributed to the Participant in cash or, at the discretion of the Committee, in Shares having a Fair Market Value equal to the amount of such dividends, if applicable, upon the release of restrictions on such Share and, if such Share is forfeited, the Participant shall have no right to such dividends.

(ii) The terms and conditions of a grant of Restricted Stock Units shall be reflected in an Award Agreement. No Shares shall be issued at the time a Restricted Stock Unit is granted, and the Company will not be required to set aside funds for the payment of any such Award. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder. The Committee may also grant Restricted Stock Units with a deferral feature, whereby settlement is deferred beyond the vesting date until the occurrence of a future payment date or event set forth in an Award Agreement ("Deferred Stock Units"). At the discretion of the Committee, each Restricted Stock Unit or Deferred Stock Unit (representing one Share) may be credited with an amount equal to the cash and stock dividends paid by the Company in respect of one Share ("Dividend Equivalents"). Dividend Equivalents shall be withheld by the Company and credited to the Participant's account, and interest may be credited on the amount of cash Dividend Equivalents credited to the Participant's account at a rate and subject to such terms as determined by the Committee. Dividend Equivalents credited to a Participant's account and attributable to any particular Restricted Stock Unit or Deferred Stock Unit (and earnings thereon, if applicable) shall be distributed in cash or, at the discretion of the Committee, in Shares having a Fair Market Value equal to the amount of such Dividend Equivalents and earnings, if applicable, to the Participant upon settlement of such Restricted Stock Unit or Deferred Stock Unit and, if such Restricted Stock Unit or Deferred Stock Unit is forfeited, the Participant shall have no right to such Dividend Equivalents.

(c) Restrictions

(i) Restricted Stock awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award Agreement: (A) if an escrow arrangement is used, the Participant shall not be entitled to delivery of the Share certificate; (B) the Shares shall be subject to the restrictions on transferability set forth in the Award Agreement; (C) the Shares shall be subject to forfeiture to the extent provided in the applicable Award Agreement; and (D) to the extent such Shares are forfeited, the Share certificates shall be returned to the Company, and all rights of the Participant to such Shares and as a Shareholder shall terminate without further obligation on the part of the Company.

(ii) Restricted Stock Units  and Deferred Stock Units awarded to any Participant shall be subject to: (A) forfeiture until the expiration of the Restricted Period, and satisfaction of any applicable Performance Goals during such period, to the extent provided in the applicable Award Agreement, and to the extent such Restricted Stock Units or Deferred Stock Units are forfeited, all rights of the Participant to such Restricted Stock Units or Deferred Stock Units shall terminate without further obligation on the part of the Company; and (B) such other terms and conditions as may be set forth in the applicable Award Agreement.

(iii) The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock, Restricted Stock Units and Deferred Stock Units whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date the Restricted Stock or Restricted Stock Units or Deferred Stock Units are granted, such action is appropriate.

(d) Restricted Period.  With respect to Restricted Awards, the Restricted Period shall commence on the Grant Date and end at the time or times set forth on a schedule established by the Committee in the applicable Award Agreement.

(e) Delivery of Restricted Stock and Settlement of Restricted Stock Units. No Restricted Award may be granted or settled for a fraction of a Share. The Committee may, but shall not be required to, provide for an acceleration of vesting in the terms of any Award Agreement upon the occurrence of a specified event. Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in Section 8.2(c) and the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his or her beneficiary, without charge, the stock certificate evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full share) and any cash dividends or stock dividends credited to the Participant's account with respect to such Restricted Stock and the interest thereon, if any. Upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, or at the expiration of the deferral period with respect to any outstanding Deferred Stock Units, the Company shall deliver to the Participant, or its beneficiary, without charge, one Share for each such outstanding vested Restricted Stock Unit or Deferred Stock Unit ("Vested Unit") and cash equal to any Dividend Equivalents credited with respect to each such Vested Unit in accordance with Section 8.2(b)(ii) hereof and the interest thereon or, at the discretion of the Committee, in Shares having a Fair Market Value equal to such Dividend Equivalents and the interest thereon, if any; provided, however, that, if explicitly provided in the applicable Award Agreement, the Committee may, in its sole discretion, elect to pay cash or part cash and part Shares in lieu of delivering only Shares for Vested Units. If a cash payment is made in lieu of delivering Shares, the amount of such payment shall be equal to the Fair Market Value of the Shares as of the date on which the Restricted Period lapsed in the case of Restricted Stock Units, or the delivery date in the case of Deferred Stock Units, with respect to each Vested Unit.

(f) Share Restrictions.  Each certificate representing Restricted Stock awarded under the Plan shall bear a legend in such form as the Company deems appropriate.

8.3 Performance Compensation Awards.

(a) General.  The Committee shall have the authority, at the time of grant of any Award (other than Options and Stock Appreciation Rights), to designate such Award as a Performance Compensation Award in order to qualify such Award as "performance-based compensation" under Section 162(m) of the Code. In addition, the Committee shall have the authority to make an Award of a cash bonus to any Participant and designate such Award as a Performance Compensation Award in order to qualify such Award as "performance-based compensation" under Section 162(m) of the Code.

(b) Eligibility.  The Committee will, in its sole discretion, designate within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), which Participants will be eligible to receive Performance Compensation Awards in respect of such Performance Period. However, designation of a Participant eligible to receive an Award hereunder for a Performance Period shall not in any manner entitle the Participant to receive payment in respect of any Performance Compensation Award for such Performance Period. The determination as to whether or not such Participant becomes entitled to payment in respect of any Performance Compensation Award shall be decided solely in accordance with the provisions of this Section 8.3. Moreover, designation of a Participant eligible to receive an Award hereunder for a particular Performance Period shall not require designation of such Participant eligible to receive an Award hereunder in any subsequent Performance Period and designation of one Person as a Participant eligible to receive an Award hereunder shall not require designation of any other Person as a Participant eligible to receive an Award hereunder in such period or in any other period.

(c) Discretion of Committee with Respect to Performance Compensation Awards.  With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period (provided any such Performance Period shall be not less than one fiscal quarter in duration), the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goal(s) that is (are) to apply to the Company and the Performance Formula. Within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), the Committee shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence of this Section 8.3(c) and record the same in writing.

(d) Payment of Performance Compensation Awards

(i) Condition to Receipt of Payment.  Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.

(ii) Limitation.  A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (A) the Performance Goals for such period are achieved; and (B) the Performance Formula as applied against such Performance Goals determines that all or some portion of such Participant's Performance Compensation Award has been earned for the Performance Period.

(iii) Certification.  Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and certify in writing the amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the actual size of each Participant's Performance Compensation Award for the Performance Period and, in so doing, may apply Negative Discretion in accordance with Section 8.3(d)(iv) hereof, if and when it deems appropriate.

(iv) Use of Discretion.  In determining the actual size of an individual Performance Compensation Award for a Performance Period, the Committee may reduce or eliminate the amount of the Performance Compensation Award earned under the Performance Formula in the Performance Period through the use of Negative Discretion if, in its sole judgment, such reduction or elimination is appropriate. The Committee shall not have the discretion to: (A) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained or (B) increase a Performance Compensation Award above the maximum amount payable under Section 8.3(d)(i) of the Plan.

(v) Timing of Award Payments.  Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following completion of the certifications required by this Section 8.3.

8.4 Other Equity-Based Awards. The Committee may grant Other Equity-Based Awards, either alone or in tandem with other Awards, in such amounts and subject to such conditions as the Committee shall determine in its sole discretion. Each Other Equity-Based Award shall be evidenced by an Award Agreement and shall be subject to such conditions, not inconsistent with the Plan, as may be reflected in the applicable Award Agreement.

9. Compliance

9.1 Compliance with Applicable Laws. Each Award Agreement shall provide that no Shares shall be purchased or sold thereunder unless and until: (a) any then applicable requirements of Applicable Laws have been fully complied with to the satisfaction of the Company and its counsel; and (b) if required to do so by the Company, the Participant has executed and delivered to the Company a letter of investment intent in such form and containing such provisions as the Committee may require. The Company shall use reasonable efforts to seek to obtain from each regulatory commission or agency having jurisdiction over this Plan such authority as may be required to grant Awards and to issue and sell Shares upon exercise of the Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Award or any Shares issued or issuable pursuant to any such Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Shares under this Plan, the Company shall be relieved from any liability for failure to issue and sell Shares upon exercise of such Awards unless and until such authority is obtained.

10. Use of Proceeds

10.1 Proceeds from the sale of Shares issued pursuant to Awards, or upon exercise thereof, shall constitute general funds of the Company.

11. Miscellaneous

11.1 Acceleration of Exercisability and Vesting. Subject to the rules and policies of the TSXV while the Common Stock is listed on the TSXV, the Committee shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with this Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

11.2 Shareholder Rights. Except as provided in this Plan or an Award Agreement, no Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Shares subject to such Award unless and until such Participant has satisfied all requirements for exercise of the Award pursuant to its terms and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such Share certificate is issued, except as provided in Section 12 hereof.

11.3 No Employment or Other Service Rights. Nothing in this Plan or any instrument executed or Award granted pursuant hereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate: (a) the employment of an Employee with or without notice and with or without Cause; or (b) the service of a Director pursuant to the by-laws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

11.4 Transfer; Approved Leave of Absence. For purposes of this Plan, no termination of employment by an Employee shall be deemed to result from either: (a) a transfer of the employment to the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another; or (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Employee's right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing, in either case, except to the extent inconsistent with Section 409A of the Code if the applicable Award is subject thereto.

11.5 Withholding Obligations. To the extent provided by the terms of an Award Agreement and subject to the discretion of the Committee, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Shares under an Award by any of the following means (in addition to the Company's right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold Shares from the Shares otherwise issuable to the Participant as a result of the exercise of, or acquisition of Shares under, the Award, provided, however, that no Shares are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (c) delivering to the Company previously owned and unencumbered Shares.

12. Adjustments Upon Changes in Stock

In the event of changes in the outstanding Shares or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the Grant Date of any Award, Awards granted under this Plan and any Award Agreements, the exercise price of Options and Stock Appreciation Rights, and the maximum number of Shares underlying all Awards stated in Section 5, will be equitably adjusted or substituted, as to the number, price or kind of a Share or other consideration subject to such Awards to the extent necessary to preserve the economic intent of such Award. In the case of adjustments made pursuant to this Section 12, unless the Committee specifically determines that such adjustment is in the best interests of the Company or any Affiliate, the Committee shall, in the case of Incentive Stock Options, ensure that any adjustments under this Section 12 will not constitute a modification, extension or renewal of the Incentive Stock Options within the meaning of Section 424(h)(3) of the Code, and in the case of Non-qualified Stock Options, ensure that any adjustments under this Section 12 will not constitute a modification of such Non-qualified Stock Options within the meaning of Section 409A of the Code. Any adjustments made under this Section 12 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. Further, with respect to Awards intended to qualify as "performance-based compensation" under Section 162(m) of the Code, any adjustments or substitutions will not cause the Company to be denied a tax deduction on account of Section 162(m) of the Code. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

13. Effect of Change in Control

13.1 Unless otherwise provided in an Award Agreement, notwithstanding any provision of this Plan to the contrary, but subject to the rules and policies of the TSXV while the Common Stock is listed on the TSXV:

(a) in the event of a Change in Control, all Options and Stock Appreciation Rights shall become immediately exercisable with respect to 100% of the Shares subject to such Options or Stock Appreciation Rights, and/or the Restricted Period shall expire immediately with respect to 100% of the Shares of Restricted Stock or Restricted Stock Unit; and

(b) with respect to Performance Compensation Awards, in the event of a Change in Control, all Performance Goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions will be deemed met.

To the extent practicable, any actions taken by the Committee under subsections (a) and (b) shall occur in a manner and at a time which allows affected Participants the ability to participate in the Change in Control with respect to the Shares underlying their Awards.

13.2 In addition, in the event of a Change in Control, the Committee may, in its discretion and upon at least 10 days' advance notice to the affected Persons, cancel any outstanding Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Awards based upon the price per Share received or to be received by other Shareholders in connection therewith. In the case of any Option or Stock Appreciation Right with an exercise price (or SAR Exercise Price in the case of a Stock Appreciation Right) that equals or exceeds the price paid for a Share in connection with the Change in Control, the Committee may cancel the Option or Stock Appreciation Right without the payment of consideration therefor.

13.3 The obligations of the Company under this Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its Affiliates, taken as a whole.

14. Amendment of Plan and Awards

14.1 Amendment of Plan. The Board at any time, and from time to time, may amend or terminate this Plan. However, except as provided in Section 12 relating to adjustments upon changes in Shares and Section 14.4, no amendment shall be effective unless approved by the Shareholders (to the extent Shareholder approval is necessary to satisfy any Applicable Laws). At the time of such amendment, the Board shall determine, upon advice from counsel, whether such amendment will be contingent on Shareholder approval. Notwithstanding the foregoing and any other section of this Plan, the Board at any time, and from time to time, may amend this Plan as required by any stock exchange or quotation system on which the Common Stock is then listed or quoted.

14.2 Shareholder Approval. The Board may, in its sole discretion, submit any other amendment to this Plan for Shareholder approval, including, amendments to this Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

14.3 Disinterested Shareholder Approval

(a) In this section the following terms have the following meanings:

(i) "Disinterested Shareholder Approval" shall have the meaning as described in the TSXV Policies;

(ii) "Insider" means an insider as defined in the TSXV Policies; or as defined in securities legislation applicable to the Company; and

(iii) "TSXV Policies" means the rules and policies of the TSXV, as amended from time to time.

(b) If the Shares are listed on the TSXV, unless Disinterested Shareholder Approval is obtained, under no circumstances will this Plan, together with all of the Company's other previously established and outstanding stock option or equity incentive plans or grants, result in:

(i) the aggregate number of Shares reserved for issuance under Awards granted to Insiders (as a group) at any point in time exceeding 10% of the issued and outstanding Shares (on a non-diluted basis);

(ii) the grant to Insiders (as a group), within a 12 month period, of Options where an aggregate number of Shares subject to such Options exceeds 10% of the issued and outstanding Shares (on a non-diluted basis), calculated on the date an Award is granted to any Insider;

(iii) the grant to Insiders (as a group), within a 12 month period, of Non-Option Awards where an aggregate number of Shares subject to such Non-Option Awards exceeds 2% of the issued and outstanding Shares (on a non-diluted basis), calculated on the date a Non-Option Award is granted to any Insider;

(iv) the aggregate number of Shares subject to Awards granted to any one Participant within a 12 month period exceeding 5% of the issued and outstanding Shares (on a non-diluted basis), calculated on the date an Award is granted to the Participant;

(v) the aggregate number of Shares subject to Non-Option Awards granted to any one Participant within a 12 month period exceeding 1% of the issued and outstanding Shares (on a non-diluted basis), calculated on the date a Non-Option Award is granted to the Participant;

(vi) the aggregate number of Shares subject to Awards granted to any one Participant who is a Consultant (as defined by the policies of the TSXV)  within a 12 month period exceeding 2% of the issued and outstanding Shares (on a non-diluted basis), calculated on the date an Award is granted to the Participant; or

(vii) the aggregate number of Shares subject to Awards granted to all Participants (as a group) who are employed to perform Investor Relations Activities (as defined by the Policies of the TSXV) within a 12 month period exceeding 2% of the issued and outstanding Shares (on a non-diluted basis), calculated on the date an Award is granted to the Participant.

(c) If the Shares are listed on the TSXV, the Company must obtain Disinterested Shareholder Approval for any amendment to Options held by Insiders that would have the effect of decreasing the exercise price of the Options.

14.4 Contemplated Amendments. It is expressly contemplated that the Board may amend this Plan in any respect the Board deems necessary or advisable to provide eligible Employees, Consultants and Directors with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options or to the nonqualified deferred compensation provisions of Section 409A of the Code and/or to bring the Plan and/or Awards granted under it into compliance therewith.

14.5 No Impairment of Rights. Rights under any Award granted before amendment of this Plan shall not be impaired by any amendment of this Plan unless: (a) the Company requests the consent of the Participant; and (b) the Participant consents in writing.

14.6 Amendment of Awards. The Committee at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the Committee may not affect any amendment which would otherwise constitute an impairment of the rights under any Award unless: (a) the Company requests the consent of the Participant; and (b) the Participant consents in writing.

15. General Provisions

15.1 Forfeiture Events. The Committee may specify in an Award Agreement that the Participant's rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a termination of the Participant's Continuous Service for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or any Affiliate.

15.2 Clawback. Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any Applicable Laws will be subject to such deductions and clawback as may be required to be made pursuant to such Applicable Laws (or any policy adopted by the Company pursuant to any such Applicable Laws).

15.3 Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to Shareholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

15.4 Sub-plans. The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying blue sky, securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of this Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.

15.5 Deferral of Awards. The Committee may establish one or more programs under this Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Participant to payment or receipt of Shares or other consideration under an Award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program.

15.6 Unfunded Plan. This Plan shall be unfunded. Neither the Company, the Board nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under this Plan.

15.7 Delivery. Upon exercise of a right granted under this Plan, the Company shall issue Shares or pay any amounts due within a reasonable period of time thereafter. Subject to any statutory or regulatory obligations the Company may otherwise have, for purposes of this Plan, 30 days shall be considered a reasonable period of time.

15.8 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan. The Committee shall determine whether cash, additional Awards or other securities or property shall be issued or paid in lieu of fractional Shares or whether any fractional Shares should be rounded, forfeited or otherwise eliminated.

15.9 Other Provisions. The Award Agreements authorized under this Plan may contain such other provisions not inconsistent with this Plan, including, without limitation, restrictions upon the exercise of the Awards, as the Committee may deem advisable.

15.10 Section 409A. This Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in compliance therewith. Any payments described in this Plan that are due within the "short-term deferral period" as defined in Section 409A of the Code shall not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding anything to the contrary in this Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six month period immediately following the Participant's termination of Continuous Service shall instead be paid on the first payroll date after the six month anniversary of the Participant's separation from service (or the Participant's death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Section 409A of the Code, and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.

15.11 Disqualifying Dispositions. Any Participant who shall make a "disposition" (as defined in Section 424 of the Code) of all or any portion of the Shares acquired upon exercise of an Incentive Stock Option within two years from the Grant Date of such Incentive Stock Option or within one year after the issuance of the Shares acquired upon exercise of such Incentive Stock Option (a "Disqualifying Disposition") shall be required to immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such Shares.

15.12 Section 16. It is the intent of the Company that this Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of this Plan would conflict with the intent expressed in this Section 15.12, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.

15.13 Section 162(m). To the extent the Committee issues any Award that is intended to be exempt from the deduction limitation of Section 162(m) of the Code, the Committee may, without shareholder or grantee approval, amend this Plan or the relevant Award Agreement retroactively or prospectively to the extent it determines necessary in order to comply with any subsequent clarification of Section 162(m) of the Code required to preserve the Company's federal income tax deduction for compensation paid pursuant to any such Award.

15.14 Beneficiary Designation. Each Participant may from time to time name any beneficiary or beneficiaries by whom any right under this Plan is to be exercised in case of such Participant's death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee, and shall be effective only when filed by the Participant in writing with the Company during the Participant's lifetime.

15.15 Expenses. The costs of administering this Plan shall be paid by the Company.

15.16 Severability. If any of the provisions of this Plan or any Award Agreement is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

15.17 Plan Headings. The headings in this Plan are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.

15.18 Non-Uniform Treatment. The Committee's determinations under this Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Agreements.

16. Effective Date of Plan

16.1 This Plan shall become effective as of the Effective Date, but no Award shall be exercised (or, in the case of a stock Award, shall be granted) unless and until this Plan has been approved by the Shareholders, which approval shall be within 12 months before or after the date this Plan is adopted by the Board.

17. Termination or Suspension of this Plan

17.1 This Plan shall terminate automatically on February 28, 2030. No Award shall be granted pursuant to this Plan after such date, but Awards granted before may extend beyond that date. The Board may suspend or terminate this Plan at any earlier date pursuant to Section 14.1 hereof. No Awards may be granted under this Plan while this Plan is suspended or after it is terminated. Unless the Company determines to submit Section 8.3 of this Plan and the definition of "Performance Goal" and "Performance Criteria" to the Shareholders at the first Shareholder meeting that occurs in the fifth year following the year in which this Plan was last approved by Shareholders (or any earlier meeting designated by the Board), in accordance with the requirements of Section 162(m) of the Code, and such Shareholder approval is obtained, then no further Performance Compensation Awards shall be made to Covered Employees under Section 8.3 after the date of such annual meeting, but this Plan may continue in effect for Awards to Participants not in accordance with Section 162(m) of the Code.

18. Choice of Law

18.1 The law of the State of Nevada shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state's conflict of law rules.

19. Shareholder Approval

19.1 No Awards may be exercised prior to the Company obtaining the Shareholder approval of this Plan that is necessary to satisfy any Applicable Laws.

19.2 The Board may suspend or terminate this Plan, and any outstanding Awards granted under this Plan may be cancelled, if the Company does not obtain the Shareholder approval of this Plan that is necessary to satisfy any Applicable Laws.